                        [LETTERHEAD OF ARTHUR ANDERSEN]




June 27, 2000



The Directors
Euro Tech Holdings Company Limited
18/F, Gee Chang Hong Centre
65 Wong Chuk Hang Road
Hong Kong



Dear Sirs,

As independent public accountants, we hereby consent to the use of our report dated March 28, 1999 included in your Form 20-F for the year ended December 31, 1999 and all references to our Firm included in that Form 20-F.



Very truly yours,

/s/ Arthur Andersen & Co,